Exhibit 3

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder”) dated as of June 19, 2013, by and among News America Incorporated, a corporation incorporated under the laws of the State of Delaware (the “New Shareholder”), Bona Film Group Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), Mr. Dong Yu, an individual (the “Founder”), and Skillgreat Limited, a company incorporated under the laws of the British Virgin Islands and wholly owned by the Founder (“Skillgreat Limited”). Each of the parties hereto shall be referred to hereinafter as a “Party” and collectively, the “Parties”.

WHEREAS, the Investor Rights Agreement dated as of May 21, 2012, by and among the Company, NCIH, Inc., a corporation incorporated under the laws of the State of Delaware (“NCIH”), as the “Investor” party thereto, the Founder and Skillgreat Limited (the “Investor Rights Agreement”), provides the Transferor with certain rights and obligations with respect to the Ordinary Shares (as defined therein);

WHEREAS, NCIH was converted into a limited liability company formed under the laws of the State of Delaware with the name of NCIH LLC (“Transferor”) pursuant to a Certificate of Conversion to Limited Liability Company filed with the Secretary of State of the State of Delaware on June 18, 2013; and

WHEREAS, the New Shareholder and the Transferor have entered into an Instrument of Transfer dated as of the date hereof (the “Instrument of Transfer”), pursuant to which the New Shareholder has acquired from the Transferor, and become the record owner of, all of the Ordinary Shares held by the Transferor;

NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.01. Definitions.

“Constitutional Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, Law, equity or otherwise.

“Securities Law” means the Securities Act, the Exchange Act, the listing rules of, or any listing agreement with, NASDAQ and any other applicable Law regulating securities or takeover matters.

Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Investor Rights Agreement.

SECTION 1.02. Joinder. The Parties hereby acknowledge, agree and confirm that, effective upon the date of this Joinder (the “Effective Time”), the New Shareholder shall become a party to the Investor Rights Agreement as the “Investor” party thereto such that (i) this Joinder and the Investor Rights Agreement, taken together, shall be deemed to constitute one and the same instrument, and (ii) the New Shareholder shall, as from the Effective Time, accede to all rights and assume all obligations of the “Investor” party under the Investor Rights Agreement. The New Shareholder hereby agrees to observe, perform and be bound by the terms and conditions applicable to the Investor under the Investor Rights Agreement with effect from the Effective Time.

SECTION 1.03. Representations and Warranties. The New Shareholder hereby represents and warrants to each other Parties as follows:

(a) Organization, Authority and Qualification . The New Shareholder is duly organized and in good standing under the Laws of the State of Delaware. The New Shareholder has all necessary corporate or similar power and authority to enter into this Joinder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the New Shareholder of this Joinder, the performance by the New Shareholder of its obligations hereunder and the consummation by the New Shareholder of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of the New Shareholder. This Joinder has been duly executed and delivered by the New Shareholder, and assuming due authorization, execution and delivery by the other Parties of this Joinder, constitutes legal, valid and binding obligations of the New Shareholder, enforceable against the New Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (iii) to the extent the indemnification provisions contained in the Investor Rights Agreement may be limited by applicable Securities Laws, and (iv) to the extent Section 5.1 of the Investor Rights Agreement is a non-binding statement of intent by the parties thereto and shall not be enforceable against any of the parties thereto.

(b) Noncontravention. The execution, delivery and performance by the New Shareholder of this Joinder and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or violate any provision of the Constitutional Documents of the New Shareholder, (ii) conflict with or violate any applicable Law or any Governmental Order to which the New Shareholder is subject or (iii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the New Shareholder is a party or by which any the New Shareholder is bound or to which the New Shareholder’s assets or properties are subject, other than, in the case of clause (iii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the New Shareholder’s ability to perform its obligations under this Joinder to which it is a party or consummate the transactions contemplated hereby.

(c) Consents and Approvals. The execution, delivery and performance by the New Shareholder of this Joinder and the consummation of the transactions contemplated hereby do not and shall not require any consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Governmental Authority or any other Person (collectively, the “Authorizations”) to be obtained or made by the New Shareholder, except (i) for such Authorizations as have already been obtained or made by the New Shareholder before the date hereof, and (ii) the filing of Schedule 13D or an amendment thereto by the New Shareholder.

(d) Restricted Securities. The New Shareholder acknowledges and understands that the Ordinary Shares to be received under the Instrument of Transfer have not been registered under the Securities Act and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act.

(e) Status. The New Shareholder is an Affiliate of the Transferor.

SECTION 1.04. Filing Obligations. The New Shareholder undertakes that the Transferor and the New Shareholder shall file with the SEC, promptly after the Effective Time, a Schedule 13D or an amendment thereto that complies with the requirements of Regulation 13D promulgated under the Exchange Act.

SECTION 1.05. Notices. Any notice required or permitted as to each Party pursuant to this Joinder or the Investor Rights Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to (x) the address of the New Shareholder set forth below or (y) the address of each other Party set forth in Section 7.8 of the Investor Rights Agreement, or in each case at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties given in accordance with this Section 1.05. Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier the notice, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

If to the New Shareholder:

1211 Avenue of the Americas

New York, New York 10036

Attention: Janet Nova

Facsimile: +1 (212) 852-7214

E–mail: jnova@newscorp.com

with copies to (which shall not constitute notice):

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention: Sam Zucker, Esq.

Facsimile: +1 (650) 473-2601

E–mail: szucker@omm.com

SECTION 1.06. Governing Law. This Joinder shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflicts of Laws thereunder.

SECTION 1.07. Dispute Resolution. The provisions of Section 7.10 of the Investor Rights Agreement shall apply to any dispute arising out of or relating to this Joinder, or the interpretation, breach, termination, validity or invalidity thereof.

SECTION 1.08. Counterparts. This Joinder may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 1.09. Survival. The Parties acknowledge and agree that, for the avoidance of doubt, no agreement, covenant or other obligation under the Investor Rights Agreement or the Share Purchase Agreement that has expired or terminated by its term thereunder prior to the date hereof shall have its term of survival modified, renewed or extended by virtue of this Joinder.

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IN WITNESS WHEREOF, the Parties have caused this Joinder to be duly executed by their respective authorized signatories as of the date first written above.

NEW SHAREHOLDER:

NEWS AMERICA INCORPORATED

By:	/s/ Janet L. Nova
Name: Janet L. Nova
Title: SVP and Deputy General Counsel

[SIGNATURE PAGE TO JOINDER]

IN WITNESS WHEREOF, the Parties have caused this Joinder to be duly executed by their respective authorized signatories as of the date first written above.

SKILLGREAT LIMITED:

SKILLGREAT LIMITED

By:	/s/ Dong Yu
Name: Dong Yu
Title: Authorized Signatory

FOUNDER:

/s/ Dong Yu
Dong Yu

COMPANY:

BONA FILM GROUP LIMITED

By:	/s/ Dong Yu
Name: Dong Yu
Title: Chairman and Chief Executive Officer

[SIGNATURE PAGE TO JOINDER]